Exhibit 10.1
March 6, 2025

Dear Scott,

Congratulations and welcome to UL Solutions. We are excited to confirm our offer to you as EVP, Chief Legal Officer of UL LLC (the “Company”). Joining our global community means being at the center of safety. You’ll bring your expertise, bold ideas and ambition to make your mark and help build a better world. We’re thrilled to have you on board.

Start Date
Your employment with UL Solutions will begin on April 21, 2025 reporting to Jennifer Scanlon, the Company’s President and Chief Executive Officer.

Work Location
You will be in a hybrid role at our UL Solutions location in Chicago/ Northbrook, IL and will be required to be onsite three business days per week. Additionally, you may be required to travel from time to time. The team is looking forward to you helping us continue our great mission of making the world a safer and more secure and sustainable place to live, work and play.

Total Rewards
Our total rewards program is designed with your wellbeing in mind. We provide competitive pay, bonus and benefit offerings as a way of rewarding and caring for the talented people who drive our organization. Because at the heart of UL Solutions is you; a passionate individual who’s helping us deliver our mission of working for a safer world.

Salary
Your total gross annual salary will be $525,000, paid semi-monthly at, $21,875 subject to payroll and other withholding taxes as required by law. This position is Exempt.

Benefits & Annual Leave/Vacation
You will be eligible to participate in UL Solutions’ U.S. Benefits Program, subject to the terms and conditions of the applicable plans. You will also be eligible to participate in the Executive Severance Plan. You will receive details about the Benefits Program during a Benefits Orientation. As a member of the Executive Committee, you will also have access to the Executive Health Benefit through Northwestern Medicine Executive Health, subject to such practice/program continuing to be offered to similarly situated executives. Additionally, you will be eligible to accrue up to 25 vacation days per year as provided in UL Solutions’ vacation policy.

All Employee Incentive Plan

You will be eligible to participate in UL Solutions All Employee Incentive Plan (AEIP), with a target award of up to 70% of Annual Base Salary, based upon achievement of financial goals and your personal objectives established by the Company.

The actual amount of your incentive award payment will be determined in line with the AEIP and you must be actively employed at the time of payout to be eligible for any payment. You may be eligible to participate in the AEIP or other UL Solutions incentive plan in future calendar years, and will receive notification regarding your eligibility, target incentives, and any other applicable metrics in connection with the notification of your eligibility to participate in any such plan.

Long Term Incentive Plan
You will also be eligible to participate in the Company’s Long-Term Incentive Plan (as amended from time to time) (“LTIP”) so long as the LTIP remains in effect, with a target grant value of $625,000 per year. LTIP grants are made annually and are at the discretion of the CEO and the Board of Directors of UL Solutions Inc. (the “Board”). Based on a start date of April 21, 2025, your first normal course grant is expected to be made in May 2025. We anticipate that future annual grants will be made at a similar level, commensurate with the market for your role and subject to the approval of the CEO and the Human Capital and Compensation Committee of the Board (the “HCCC”). Grants will be made at the same time grants are made to similarly situated employees, and in all cases, the terms of the LTIP and the applicable award agreement will control.

Transition Payments
The following will be provided to you to replace compensation being forfeited from your prior employer.

You will receive a cash sign-on bonus of $300,000, to be paid within thirty (30) days of beginning your employment. Such sign-on bonus will be subject to payroll and other withholding taxes as required by law. This payment is subject to a full claw back (100%) should you voluntarily leave UL Solutions within 24 months of receiving such payment.

Subject to you remaining actively employed by UL Solutions at the time such award is made, you will receive a one-time award of Restricted Stock Units (“RSUs”) with a grant value of $500,000, which will vest on a 3-year graded vesting schedule. This award is subject to the terms of the LTIP and the applicable award agreement and we expect it to be granted to you in May, based on a start date of April 21, 2025.

Executive Allowance
You will be eligible to receive an annual executive allowance of $18,000, paid monthly at the rate of $1,500 subject to payroll and other withholding taxes as required by law.

Stock Ownership Requirements
You will be subject to such stock ownership requirements as established by the Company for your role from time to time.

Ethics & Privacy

You agree that during your employment, you will maintain the highest ethical standards in all aspects of your work. You have read, understand and agree to comply with UL Solutions Standards of Business Conduct. Further, you agree that you will comply with the foreign corrupt practices laws, regulations, and other legal requirements, including the U.S. Foreign Corrupt Practices Act and UK Bribery Act. You consent to us:
•Collecting personal information about you from time to time for our personnel administration purposes.

Conflict of Interest
You agree that during your employment you will always act in the best interests of UL Solutions to avoid any actual or potential conflicts of interest that may influence you in the performance of your job. You also agree that if you do encounter an actual or potential conflict of interest, you will inform your manager immediately. In addition, if your employment is by a UL Solutions entity that provides testing, inspection, or certification services, you are prohibited from performing certain activities listed below for any Customer of UL Solutions with whom you have had a prior working relationship during the two years immediately preceding the project submittal to UL Solutions. A prior working relationship with a UL Solutions Customer is defined as any capacity wherein you were considered an employee or consultant of the UL Solutions Customer or provided consultancy services to the UL Solutions Customer. Specific activities that cause a conflict of interest are:
•Performing the final review of, or making the certification decision for, any product or management system submitted by a UL Solutions Customer with whom you’ve had a working relationship during the two years immediately preceding the project submittal to UL Solutions, and/or,
•Participating in the resolution of any complaint or appeal filed by a UL Solutions Customer with whom you’ve had a working relationship during the two years immediately preceding UL Solutions’ receipt of the complaint or appeal.
Non-Competition and Non-Solicitation
During the term of your employment and for a period of one (1) year following the termination of your employment for any reason (the “Restricted Period”), you agree that you will not, directly or indirectly, within any geographical area in which you had responsibility, oversight, or authority during your employment with UL Solutions, engage in any business or activity that competes with the primary business of the Company or any of its affiliates (the “UL Group”), as conducted during the last 18 months of your employment with UL Solutions (“Competitive Activity”).

During the Restricted Period, you agree not to:

•Own, manage, operate, control, or participate in the ownership, management, operation, or control of any business that directly competes with the UL Group in the areas where you had duties or responsibilities.
•Solicit, induce, or encourage any current or prospective customer or client of the UL Group, with which you had material contact or about which you learned confidential information to discontinue business with the UL Group or in any way intentionally interfere with the relationship between any such customer and the UL Group; or
•Directly or indirectly, solicit, attempt to solicit, induce or attempt to induce any employees of the UL Group, who was employed during your last six (6) months of employment and with whom you had material contact or about whom you learned confidential information, to terminate his or her employment or association with the UL Group.

Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if you are not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity.

Duty to Disclose and Report New Employer
You acknowledge and agree that UL Solutions has a legitimate business purpose in the protection of its trade secrets, Confidential Information, proprietary information, competitive position, methods of operation, processes, products, procedures, customers, prospects and vendors. You also recognize and agree that UL Solutions has the right to such information as is reasonably necessary to inform UL Solutions whether the terms herein are being complied with. Accordingly, you agree that during the Restricted Period following your termination of employment for any reason, you will promptly and forthrightly notify any potential employer of your existing obligations to UL Solutions and will provide them with a copy of the above Non-Competition and Non-Solicitation commitment, as well as a copy of the Confidentiality and Invention Assignment Agreement.

You further agree to provide UL Solutions with the identity of your new employer(s) and a description of the services being provided in such subsequent employment in sufficient detail to allow UL Solutions to reasonably determine whether such activities fall within the scope of activities prohibited by the provisions outlined herein.

Consideration Period and Right to Consult with Counsel
You acknowledge you have been given a period of fourteen (14) days from the date of receipt to review the terms of this offer of employment, during which time you are encouraged to consult with an attorney or other advisor of your choice.

You understand that while you are entitled to the full 14-day period to consider the terms herein, you may sign and accept this offer and its terms at any time before the expiration of that 14-day period if you wish to do so. Your signature on this document will indicate your voluntary acceptance of all terms and conditions, including any and all obligations set forth herein.

Employment Offer is Subject to:
•Employee Manual, which may be changed from time to time upon the sole discretion of UL Solutions.
•Satisfactory references, checks and proven legal eligibility to work in the country of employment.
•Successful completion of our pre-employment procedures, which include Trade Secrets, Confidential Information and Restrictive Covenant Acknowledgment Form, Background Investigation
•Execution of the attached Confidentiality and Invention Assignment Agreement.
•Execution of the attached Executive Severance Agreement.

Your effective hiring will be subject to the verification of your information and acknowledgement of the Standards of Business Conduct, as well as your diligent cooperation in completing the other required steps for your employment registration.

We look forward to welcoming you to the UL Solutions team! The team is looking forward to you helping us continue our great Mission of making the world a safer, more secure and sustainable place to live, work and play.

Sincerely,

/s/ Linda Chapin	I hereby accept the above offer and agree to comply with the Standards of Business Conduct: /s/ Scott D’Angelo
Linda Chapin EVP & Chief Human Resources Officer	Scott D’Angelo
Date 3/6/25	Date 3/7/2025